Exhibit 10.2

                                                              EXECUTION COPY

                              AMENDED AND RESTATED

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                          DELL FINANCIAL SERVICES L.P.

                               SEPTEMBER 8, 2004




CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

                                                                    Exhibit 10.2

                                                              EXECUTION COPY

                              AMENDED AND RESTATED

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                          DELL FINANCIAL SERVICES L.P.

      THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP ("Agreement") is made and entered into on September 8, 2004 ("Effective Date") by and among Dell Credit Company L.L.C., a Delaware limited liability company, as general partner (the "General Partner" or "Dell Credit"), and Dell DFS Corporation, a Delaware Corporation ("Dell-DFS"), and CIT DFS Inc., a Delaware corporation ("CIT DFS"), as limited partners (Dell-DFS and CIT DFS sometimes being referred to herein individually as a "Limited Partner" and collectively as the "Limited Partners", and the General Partner and the Limited Partners sometimes being referred to herein individually as a "Partner" and collectively as the "Partners").

                                    RECITALS:

      WHEREAS, pursuant to the Agreement of Limited Partnership of Dell Financial Services L.P., dated April 14, 1997, by and among the Partners (the "Original Limited Partnership Agreement"), the Partners agreed to form Dell Financial Services L.P. ("DFS") as a limited partnership under the Delaware Revised Uniform Limited Partnership Act, Del. Code Ann. tit. 6, ss.17-101, et. seq., as amended from time to time (the "Act"); and

      WHEREAS, the Partners have entered into the 2004 Extension and Funding Agreement (as defined below), dated as of the date hereof, pursuant to which the parties thereto agreed to amend and restate the Original Limited Partnership Agreement in the form of this Agreement, and the Partners do hereby adopt this Agreement as the Amended and Restated Agreement of Limited Partnership of DFS for the purposes described in Section 2.1.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and agreements set forth below, the Partners hereby amend and restate this Agreement in its entirety as follows:

                                    ARTICLE I

                                   DEFINITIONS

      1.1 Terms Defined Herein. As used herein, the following terms shall have the following meanings:

      "Act" has the meaning set forth in the Recital above.

      "Adjusted Reserve Balance" means the sum of the Reserve Balances and the FY '05 Q3 Reserve Modifier.


                                       1


CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

* "Adjusted Existing Portfolio Reserves" means * of the difference, whether such result is numerically positive or negative, between (a) the Adjusted Reserve Balance; and (b) the sum of (i) the actual reserve distributions less actual net recoveries less actual investment income on the Existing Portfolio during the Historical Period and (ii) the estimated remaining reserve distributions less estimated net recoveries less estimated investment income on the Existing Portfolio during the Prospective Period, as determined in good faith consistent with past practice.

      "Adjusted Net Late Fees" means * of the difference, whether such result is numerically positive or negative, between (a) the sum of (i) actual late fees collected on the Existing Portfolio during the Historical Period and (ii) estimated late fees to be collected on the Existing Portfolio during the Prospective Period, as determined in good faith consistent with past practice; and (b) the FY '05 Q3 Late Fee Modifier.

      "Adjusted Valuation Period Reserves" means the difference, whether such result is numerically positive or negative, between the (a) Initial Reserves booked on Valuation Period Assets; and (b) the sum of (i) the actual reserve distributions less actual net recoveries less actual investment income on such assets during the Historical Period; and (ii) the estimated remaining reserve distributions less estimated net recoveries less estimated investment income on Valuation Period Assets during the Prospective Period, as determined in good faith consistent with past practice.

      "Advisory Committee" has the meaning set forth in Section 5.4.

      "Affected Party" has the meaning set forth in Section 11.11.

      "Affiliate" means, with respect to a Person (the "First Person"), any Person who, directly or indirectly, controls, is controlled by or is under common control with the First Person. For purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with") of a Person means the power to direct the management or policies of such Person, directly or indirectly, through the ownership of voting Securities, by contract or otherwise.

      "Agreement"   means  this  Amended  and  Restated   Agreement  of  Limited
Partnership, as amended, supplemented, restated or replaced in writing from time to time.

      "Ancillary Agreements" means the Existing Agreements as defined in the Omnibus Agreement (as defined below) and including the following agreements, together with all schedules and exhibits attached thereto and as amended, modified, supplemented or restated from time to time):

            (a) The Omnibus Agreement dated November 1, 2000, by and among (1) Dell Financial Services L.P., a Delaware limited partnership; (2) Dell Credit Company L.L.C., a Delaware limited liability company; (3) DFS-SPV L.P., a Delaware limited partnership; (4) DFS-GP, Inc., a Delaware corporation; (5) Dell Inc., a Delaware corporation; (6) Dell Gen. P. Corp., a Delaware corporation;
(7) Dell DFS Corporation, a Delaware Corporation; (8) The CIT

----------
* This portion has been redacted pursuant to a confidential treatment request.

CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

Group, Inc., a Delaware Corporation (as successor to CIT Credit Group Inc.); (9) CIT Credit Group USA Inc., a Delaware corporation; (10) CIT Financial USA, Inc., a Delaware corporation (f/k/a Newcourt Financial USA Inc.); (11) CIT DCC Inc. a Delaware corporation (f/k/a Newcourt DCC Inc.); (12) CIT DFS Inc., a Delaware corporation (f/k/a Newcourt DCC Inc); and (13) CIT Communications Finance
Corporation, a Delaware corporation (f/k/a Newcourt Communications Finance Corporation) (the "Omnibus Agreement");

            (b) Receivables Purchase Agreement by and between CIT Financial USA Inc. and DFS-SPV L.P., dated July 28, 2000;

            (c) Receivables Purchase Agreement by and between DFS and DFS-SPV, dated July 28, 2000;

            (d) Amendment, dated June 7, 2001, to the Receivables Purchase Agreement by and between DFS-SPV L.P. and CIT Financial USA Inc., dated July 28, 2000;

            (e) Closed-End Loans Sale Agreement for BSDT Program by and between CIT Online Bank and Dell Financial Services, L.P., dated June 7, 2001;

            (f) Sales Financing Agreement for BSDT Program by and between CIT Online Bank and Dell Financial Services, L.P., dated June 7, 2001;

            (g) Dell Preferred Account Origination Agreement by and between CIT Bank and Dell Financial Services L.P. dated April 30, 2002;

            (h) First Amendment, dated June 30, 2003, to Dell Preferred Account Origination Agreement by and between CIT Bank and Dell Financial Services, dated April 30, 2002;

            (i) Dell Preferred Account Servicing Agreement by and between CIT Financial USA Inc. and DFS-SPV L.P. dated April 30, 2002;

            (j) First Amendment, dated June 30, 2003, to Dell Preferred Account Servicing Agreement by and between DFS-SPV, L.P. and CIT Financial USA, Inc., dated April 30, 2002;

            (k) Dell Preferred Account Receivables Purchase Agreement by and between CIT Bank and CIT Financial USA Inc. dated April 30, 2002;

            (l) Dell Preferred Account Sub Servicing Agreement by and between Dell Financial Services L.P. and DFS-SPV L.P. dated April 30, 2002;

            (m) Amendment, dated August 15, 2002, to Receivables Purchase Agreement by and between DFS-SPV L.P. and CIT Financial USA Inc., dated October 31, 1998;

            (n) Agreement by and among Dell Financial Services L.P., Dell Inc., Dell Gen P Corp., CIT DCC Inc., CIT Group Inc., Dell Credit Company LLC, Dell DFS Corporation and CIT DFS Inc., dated February 4, 2003 (the "February 4, 2003 Agreement");

CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

            (o) Supplemental Agreement by and between CIT Financial USA, Inc. and CIT Bank dated June 30, 2003;

            (p) Letter re Extended Terms Program for Dell High End Segment Customers, sent to Jeffrey Simon of The CIT Group and Brian MacDonald of Dell Inc. dated July 21, 2003;

            (q) Letter re early payment to Dell Inc. sent to Jeffrey Simon of The CIT Group and Kevin Nater of Dell Financial Services L.P. dated July 28, 2003;

            (r) First Amendment, dated June 30, 2003, to Dell Preferred Account Sub-servicing Agreement between DFS-SPV, L.P. and Dell Financial Services, L.P., dated April 30, 2002;

            (s) First Amended and Restated Credit Agreement by and between DFS-SPV L.P., as Borrower and CIT DFS Inc., as Lender dated October 31, 2000;

            (t) First Amendment, dated October 3, 2001, to the First Amended and Restated Credit Agreement by and between DFS-SPV L.P. and CIT DFS Inc., dated October 31, 2000;

            (u) Letter Agreement by and between CIT Financial USA Inc. and DFS-SPV L.P. dated August 28, 2002 re definition of the Discount Rate to be used in the CIT Receivable Purchase Agreement (as defined in the Omnibus Agreement);

            (v) Letter to Jeffrey Simon, of CIT Group, Inc., and Kevin Nater, of Dell Financial Services, re Dell Financial Services L.P., dated January 31, 2003;

            (w) Letter to Jeffrey Simon, of CIT Group, Inc., and Kevin Nater, of Dell Financial Services, re Tax Indemnification Letter Agreement, dated August 27, 2003;

            (x) Letter to Jeffrey Simon, of CIT Group, Inc., and Kevin Nater, of Dell Financial Services, re lease agreements with AXA Technology Services, SAS, dated August 27, 2003;

            (y) Letter to Jeffrey Simon, of CIT Group, Inc., and Kevin Nater, of Dell Financial Services, re provisions re leasing in amendment number seven dated August 1, 2002 to the Master Purchase Agreement between Dell Marketing L.P. and EDS for purchase of equipment by EDS, dated April 15, 2003;

            (z) Letter to Jeffrey Simon, of CIT Group, Inc., and Kevin Nater, of Dell Financial Services, re provisions re leasing in amendment number seven dated August 1, 2002 to the Master Purchase Agreement between Dell Marketing L.P. and EDS for purchase of equipment by EDS, dated October 22, 2003;

            (aa) Letter to Jeffrey Simon of CIT Group, Inc. and Brian MacDonald of Dell Inc. re cash disbursement to CIT from Performance Fee Account and Amendment to True Up Model and Funding Model in the DPA Servicing Agreement (as defined therein), dated October 14, 2003;

CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

            (bb)  Letter  to  Jeffrey   Simon  of  CIT  Group,   Inc.,  re  Dell
Securitization Funding Agreement, dated February 4, 2004;

            (cc) The Reserve Administration Agreement, entered into as of the 8th day of September, 2004, by and between Dell and CIT and the other parties thereto (the "Reserve Administration Agreement");

            (dd) The 2004 Extension and Funding Agreement, entered into as of the 8th day of September, 2004, by and among: (1) Dell Financial Services L.P., a Delaware limited partnership; (2) Dell Credit Company L.L.C., a Delaware limited liability company; (3) DFS-SPV L.P., a Delaware limited partnership; (4) DFS-GP, Inc., a Delaware corporation; (5) Dell Inc., a Delaware corporation; (6) Dell Gen. P. Corp., a Delaware corporation; (7) Dell DFS Corporation, a Delaware Corporation; (8) CIT Group Inc., a Delaware Corporation; (9) CIT Financial USA, Inc., a Delaware corporation; (10) CIT DCC Inc., a Delaware corporation; (11) CIT DFS Inc., a Delaware corporation; (12) CIT Communications Finance Corporation, a Delaware corporation; and (13) CIT Credit Group USA Inc., a Delaware corporation (the "2004 Extension and Funding Agreement").

      "Available Cash" means the amount, if any, by which (a) the sum of (i) the aggregate of the Partner's capital balances per DFS' financial statements and
(ii) the undistributed Partners' gain or loss per DFS' financial statements; exceeds (b) the Minimum Cash Balance.

      "Bankruptcy" means, with respect to a Person, (a) the entry of a decree or order for relief against the Person by a court of competent jurisdiction in any involuntary case brought against the Person under any bankruptcy, insolvency or other similar law generally affecting the rights of creditors and relief of debtors now or hereafter in effect (collectively, "Debtor Relief Laws"), (b) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent under applicable Debtor Relief Laws or other applicable laws for the Person or for any substantial part of its assets or property, (c) the ordering of the winding up or liquidation of the Person's affairs, (d) the filing of a petition in any such involuntary bankruptcy case against the Person, which petition remains undismissed for a period of 180 days,
(e) the commencement by the Person of a voluntary case under any applicable Debtor Relief Law or (f) the making by the Partner of any general assignment for the benefit of its creditors.

      "Best Buy" means (i) Best Buy Co., Inc., a Minnesota corporation, (ii) any of its subsidiaries, and (iii) any related companies doing business as Best Buy.

      "Breach Notice" means a written notice of a breach or default under this Agreement which notice sets forth in reasonable detail the events or circumstances upon which the nonbreaching Partner based its determination that such a material breach or default under this Agreement occurred.

      "Business" has the meaning set forth in Section 2.1.

      "Business Day" means any day other than a Saturday, Sunday or any other holiday on which commercial banks are authorized or required to be closed in New York, New York.

CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

      "Buyout Price" means the amount determined in accordance with Section 8.3(b)(ii) and Schedule 2.

      "Capital Account" means the separate capital account established and maintained for each Partner by DFS pursuant to Section 3.2(a).

      "Capital Contribution" means the total amount of cash and the Fair Value of Property (net of liabilities secured by such Property that DFS is considered to assume or take subject to under IRC ss.752) contributed by a Partner (or its predecessor in interest) to the capital of DFS.

      "Certificate" means the Certificate of Limited Partnership of DFS filed with the Delaware Secretary of State, as amended and in effect from time to time.

      "Circuit   City"  means  (i)  Circuit  City   Stores,   Inc.,  a  Virginia
corporation, (ii) any of its subsidiaries, and (iii) any related companies doing business as Circuit City.

      "CIT Change of Control" means, with respect to any of the CIT Parties the occurrence of any of the following events: (a) the consummation of a merger or consolidation of any of the CIT Parties with a Controlling Party resulting in holders of the voting Securities of any of the CIT Parties receiving, directly or indirectly, less than 50% of the voting Securities of the surviving entity (or, if applicable, resulting holding company); (b) the sale, lease, exchange or transfer of all or substantially all of CIT's assets, or all or substantially all of the assets of any of the CIT Parties, to a Controlling Party; (c) the approval by the holders of the voting Securities of any of the CIT Parties of any plan or proposal for the liquidation or dissolution of such party; (d) the acquisition by any Controlling Party (other than a holding company more than 50% of the voting Securities of which are owned by the stockholders of a CIT Party) of 49% or more of the outstanding voting power of the Securities of a CIT Party; or (e) a change in a majority of the directors of CIT in any period of less than two years, not counting persons elected or nominated by a vote of at least two-thirds of the directors in office at the beginning of such period or whose election or nomination was previously so approved, the result of such change being that a majority of the directors of CIT have been selected or appointed by a Controlling Party; provided, however, that no transaction with respect to a CIT Party shall constitute a CIT Change of Control hereunder if, following such transaction, 100% of the capital stock or equity interests in such CIT Party is owned directly or indirectly by CIT.

      "CIT" means CIT Group Inc., a Delaware corporation.

      "CIT Aggregate Interest" means collectively, CIT DFS's Interest, the "Interest" (as defined in the Limited Liability Company Agreement) of CIT DCC in Dell Credit and the equity interest of CIT DCC in DFS-GP, a Delaware corporation.

      "CIT Credit Group USA" means CIT Credit Group USA Inc., a Delaware corporation and a wholly-owned subsidiary of CIT.

      "CIT DCC" means CIT DCC Inc., a Delaware corporation and a wholly-owned subsidiary of CIT Credit Group USA.

CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

      "CIT DFS" means CIT DFS Inc., a Delaware corporation and a wholly-owned subsidiary of CIT.

      "CIT DFS Affiliate" means an Affiliate of CIT DFS other than DFS or Dell Credit.

      "CIT Equity Payments" has the meaning set forth in Section 8.3(b)(iii).

      "CIT Financial USA" means CIT Financial USA, Inc. (f/k/a Newcourt Financial USA Inc.), a Delaware corporation and a wholly-owned subsidiary of CIT Credit Group USA.

      "CIT  Funding  Administration  Fee  Balance"  has the meaning set forth in
Section 8.3(b)(iv).

      "CIT Funding Payment(s)" shall have the meaning set forth in the 2004 Extension and Funding Agreement.

      "CIT Parties" means CIT, CIT Credit Group USA, CIT Financial USA and CIT DFS (and each individually a "CIT Party").

      "CIT Sale Option" has the meaning set forth in Section 8.3.

      "CIT Termination Event" has the meaning set forth in Section 8.1(a).

      "Claim" means any claim of any nature whatsoever, including any demand, liability, obligation, cause of action, suit, proceeding, judgment, award, assessment or reassessment.

      "Confidential Information" has the meaning set forth in Section 11.11.

      "Controlling Party" means a Person which either (i) (a) directly, or indirectly through an Affiliate, provides Financing Services to a Dell
Competitor under which the annual dollar amount of customer Financings originated (measured as of the end of the most recently completed calendar year and without double-counting any customer Financings) in the United States exceeds $250 million, and (b) within a reasonable time of Dell's request, declines to grant DFS exclusivity on the same terms that govern CIT's exclusivity arrangement under the 2004 Extension and Funding Agreement, with respect to the provision of Financing Services for PCs in the United States for the term of this Agreement; or (ii) has a credit rating of "A-" or lower from S&P or A3 or lower from Moody's.

      "Covered  Person"  means (a) any Partner,  (b) any Affiliate of a Partner,
(c) any officer, director, shareholder, partner, employee, representative or agent of a Partner or any of its Affiliates or (d) any officer, director, shareholder, partner, employee, representative or agent of DFS or any of its Affiliates.

      "Credits" means all tax credits allowed by the IRC with respect to activities of DFS or the Property.

CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

      "Damages" means any loss whatsoever, including expenses, debt, costs, damages, penalties, fines, charges, liabilities, interest, bonuses and all legal and other fees and disbursements.

      "Debtor Relief Laws" has the meaning set forth in the definition of "Bankruptcy".

      "Dell" means Dell Inc., a Delaware corporation.

      "Dell 2008 Option" has the meaning set forth in Section 8.3.

      "Dell 2010 Buyout Obligation" has the meaning set forth in Section 8.3.

      "Dell-DFS" means Dell DFS Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of Dell Inc.

      "Dell-DFS Affiliate" means an Affiliate of Dell other than DFS or Dell Credit.

      "Dell Competitor" means (i) the following companies reflected on the "PC Tracker Report" published by International Data Corporation at the time of the applicable CIT Change of Control (or if such International Data Corporation lists do not exist at the time, the nearest equivalent lists, as mutually determined by the Dell and CIT at such time): (a) "Top Ten Vendors, Worldwide PC Shipments"; and (b) "Top Ten Vendors, USA PC Shipments"; and (ii) Best Buy, Circuit City, and Wal-Mart.

      "Dell Change of Control" means the occurrence of any of the following events: (a) the consummation of a merger or consolidation of Dell or Dell-DFS resulting in holders of Dell's or Dell-DFS' voting Securities receiving, directly or indirectly, less than 50% of the voting Securities of the surviving entity (or, if applicable, resulting holding company); (b) the sale, lease, exchange or transfer of all or substantially all of the assets of Dell or Dell-DFS; (c) the approval by the holders of the Dell's or Dell-DFS' voting Securities of any plan or proposal for the liquidation or dissolution of Dell or Dell-DFS; (d) the acquisition by any Person (other than a holding company more than 50% of the voting Securities of which are owned by the stockholders of Dell or a subsidiary thereof, including Dell-DFS) of 49% or more of the outstanding voting power of Dell's or Dell-DFS' Securities; or (e) a change in a majority of the directors of Dell in any period of less than two years, not counting persons elected or nominated by a vote of at least two-thirds of the directors in office at the beginning of such period or whose election or nomination was previously so approved; provided, however, that no transaction with respect to a Dell Affiliate shall constitute a Dell Change of Control hereunder if, following such transaction, 100% of the capital stock or equity interests in such Dell Affiliate is owned directly or indirectly by Dell.

      "Dell Credit" means Dell Credit Company L.L.C., a Delaware limited liability company.

      "Dell Purchase Option" has the meaning set forth in Section 8.3

      "Dell Termination Event" has the meaning set forth in Section 8.1(b).

CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

      "DFS" means Dell Financial Services L.P., a limited partnership formed under the Act pursuant to the Original Limited Partnership Agreement.

      "DFS Adjusted Net Income" means (a) the sum of (i) DFS pre tax GAAP net income for the Valuation Period, (ii) Bonus Referral Fees (as defined in the February 1, 2003 Agreement) expensed during the Valuation Period, (iii) Funding Administration Fees (as defined is Section 5.5 hereof) expensed during the Valuation Period and (iv) Incremental Reserves.

      "DFS Look Back Income Calculation" has the meaning set forth in Section 8.3(b)(ii)(B).

      "DFS-SPV" means DFS-SPV L.P., a Delaware limited liability partnership, in which DFS-GP, Inc., a Delaware corporation, acts as a general partner and DFS acts as a limited partner.

      "Disclosing Party" has the meaning set forth in Section 11.11.

      "Distribution Percentage" means (a) with respect to the General Partner, 1.0%, (b) with respect to Dell-DFS, 69.5%, and (c) with respect to CIT DFS, 29.5%.

      "Distribution" means any distribution of cash or Property (net of liabilities secured by such Property) that the distributee Partner is considered to assume or take subject to under IRC ss.752) by DFS to a Partner.

      "DPA or Dell Preferred Account" means the Dell revolving consumer loan product.

      "DPA Implicit Interest Adjustment" means * of the implicit interest on DPA, currently estimated by DFS to be in the range of between $* million and $* million, as such number shall be updated for DFS third quarter fiscal year 2005 activity in the ordinary course consistent with past practice.

      "Effective Date" has the meaning specified in the introductory paragraph of this Agreement.

      "Events of Termination" has the meaning set forth in Section 8.1.

      "Exercise Notice" means a written notice delivered by one Party to the other notifying the other party that the notifying party intends to exercise the Dell 2008 Option, the Dell Purchase Option or the CIT Sale Option, as applicable.

      "Existing Portfolio" means the consumer and commercial portfolios of Gain-Generated Funding that are outstanding and as they exist on October 29, 2004.

      "Fair Value" of an asset means its fair market value, as determined by the General Partner or, if applicable, the Liquidator.

----------
* This portion has been redacted pursuant to a confidential treatment request.

CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

      "Fee  Eligible   Transaction"   means  a  Transaction  other  than  a  SAC
Transaction that is repaid in full prior to the expiration of the applicable Grace Period.

      "Finance Contract" means a lease, loan, conditional sale contract, promissory note or other financing contract entered into with a customer from time to time with respect to a Financing and any and all amendments, riders and other documents which pertain thereto.

      "Financing" or "Financing Services" means the offering or providing of such financings of the sale or furnishing of products to customers, including, without limitation, by means of leases, installment sales contracts, and conditional sales contracts and loans (whether secured or unsecured).

      "Fiscal Month", "Fiscal Quarter" and "Fiscal Year" have the respective meanings set forth in Section 6.5.

      "Funding Administration Fee" has the meaning set forth in Section 5.5.

      "Funding  Fee  Administration  Percentages"  has the  meaning set forth in
Section 5.5.

      "Funding Termination Option" shall have the meaning set forth in the 2004 Extension and Funding Agreement.

      "FY '05 Q3 Late Fee Modifier" means (a) $* million (which is the sum of $* million of estimated late fee income, and $* million of accrued late fees), as such numbers shall be updated for DFS third quarter fiscal year 2005 activity in the ordinary course consistent with past practice minus (b) the DPA Implicit Interest Adjustment.

      "FY '05 Q3 Reserve Modifier" means $* million, as such number shall be updated for DFS third quarter fiscal year 2005 activity in the ordinary course consistent with past practice.

      "GAAP" means generally accepted accounting principles applicable in the United States and in effect from time to time.

      "Gain-Generated Funding" has the meaning set forth in the 2004 Extension and Funding Agreement.

      "General Partner" means Dell Credit or any Substitute Partner that succeeds such entity as general partner of DFS.

      "Grace Period" means the time in which the customer may pay off the entire principal balance of the SAC Transaction without incurring finance charges, for example, 60 Days Same As Cash or 90 Days Same As Cash.

      "Historical Period" means the period beginning on October 29, 2004 and ending on June 20, 2007 or the prior Fiscal Month end (for which ever end date the relevant data is more readily available).


----------
* This portion has been redacted pursuant to a confidential treatment request.

CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

      "IDC" means International Data Corporation, or its successor entity.

      "Income" and "Loss" mean, respectively, for each Fiscal Year or other period, an amount equal to DFS's taxable income or loss for such Fiscal Year or period, determined in accordance with IRC ss.703(a), except that for this purpose (a) all items of income, gain, deduction or loss required to be separately stated by IRC ss.703(a)(1) shall be included in taxable income or loss, (b) tax exempt income shall be added to taxable income or loss, (c) any expenditures described in IRC ss.705(a)(2)(B) (or treated as IRC ss.705(a)(2)(B) expenditures pursuant to Treasury Regulation ss.l.704-l(b)(2)(iv)(i)) and not otherwise taken into account in computing taxable income or loss shall be subtracted and (d) taxable income or loss shall be adjusted to reflect any item of income or loss specifically allocated in Article IV.

      "Incremental Reserves" means any reserve activity, excluding that related to Initial Reserves and the FY '05 Q3 Reserve Modifier, that is included in DFS pre tax GAAP net income during the Valuation Period. For purposes of this definition, reserve activity that results in an increase to balance sheet reserves shall be deemed a positive value, and reserve activity that results in a decrease to balance sheet reserves shall be deemed a negative value.

      "Independent Firm" has the meaning set forth in Section 8.3(b)(ii)(C).

      "Initial   Calculation   Date"  has  the  meaning  set  forth  in  Section
8.3(b)(ii)(A)

      "Initial  Capital  Account  Balance"  has the meaning set forth in Section
3.1.

      "Initial Reserves" means the estimated required lifetime reserves established in accordance with the Reserve Administration Agreement on Valuation Period Assets at the time of funding of each Valuation Period Asset through an RPU.

      "Interest" means all of a Partner's rights and interests in DFS in its capacity as a Partner, as provided in the Certificate, this Agreement or the Act.

      "IRC" means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of future laws.

      "Limited Liability Company Agreement" has the meaning set forth in the Omnibus Agreement, as such Limited Liability Company Agreement has been amended.

      "Limited Partner" means Dell-DFS, CIT DFS or any Transferee of all or a part of the Interest of a Limited Partner if such Transferee becomes a Substitute Partner pursuant to Section 7.2.

      "Liquidation"   has  the  meaning   set  forth  in   Treasury   Regulation
ss.l.704-1(b)(2)(ii)(g) and any amendatory or successor section of such Treasury Regulation.

      "Liquidation Proceeds" means the proceeds from the sale of all Property at the time of Liquidation of DFS, including the receipt of a note or other instrument providing for installment payments, and the Fair Value of any Property distributed in kind as a part of the Liquidation of DFS.

CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

      "Liquidator" means the General Partner or any other Person required or authorized by law to wind up DFS's affairs.

      "Look Back Income" means the sum of (a) DFS Adjusted Net Income; (b) Adjusted Existing Portfolio Reserve; (c) Adjusted Net Late Fees; and (d) Adjusted Valuation Period Reserves. Notwithstanding the foregoing or any other provision of this Agreement, Look Back Income shall be deemed to be (i) $* million if the Look Back Income calculation described in this sentence is less than $* million; and (ii) $* million if such Look Back Income calculation is greater than $* million.

      "Minimum Cash Balance" means an amount which shall initially be $15 million, but which shall be reviewed annually; provided that the Minimum Cash Balance shall only be revised by a Supermajority Vote (as defined in the Limited Liability Company Agreement).

      "Moody's" means Moody's Investor Service.

      "Notice Party" has the meaning set forth in Section 11.7.

      "Original Limited Partnership Agreement" has the meaning set forth in the recitals to this Agreement.

      "Operating and Purchase Agreement" has the meaning set forth in the Omnibus Agreement, as such Operating and Purchase Agreement has been amended from time to time.

      "Partner" means the General Partner or a Limited Partner.

      "Partner Loan" has the meaning set forth in Section 3.5.

      "Partner  Nonrecourse  Debt  Minimum  Gain" has the  meaning  set forth in
Section 4.1(b)(iv).

      "Partnership   Minimum   Gain"  has  the  meaning  set  forth  in  Section
4.1(b)(ii).

      "Partnership Nonrecourse Deduction" has the meaning set forth in Section 4.1(b)(v).

      "PCs" means desktops, notebooks, ultra portables, and X86 servers.

      "Person" means any individual, partnership, joint venture, limited liability company, limited liability partnership, corporation, cooperative, trust or other entity, including any governmental entity, agency or political subdivision.

      "Products" means all of the computer hardware, software, parts, equipment, accessories and other products that Dell (or its subsidiaries), in its sole discretion, may from time to time offer for purchase or license to customers in the ordinary course of its business, whether manufactured by Dell, any Dell Affiliate or any other Person, all as revised by Dell (or its subsidiaries) from time to time in its sole discretion.

----------
* This portion has been redacted pursuant to a confidential treatment request.

CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

      "Prospective Period" means the period beginning on June 20, 2007 or the prior Fiscal Month end immediately preceding June 20, 2007 (on whichever date the relevant data is more readily available) through the estimated remaining life of the Existing Portfolio and the Valuation Period Assets.

      "Property" means all tangible and intangible property in which DFS has an interest or that DFS owns from time to time.

      "Purchase Closing" has the meaning set forth in Section 8.3(c)(i).

      "Purchase Closing Date" has the meaning set forth in Section 8.3(c)(i).

      "Purchase Price" has the meaning set forth in Section 8.3(b)(i).

      "Regulatory  Allocations"  means  the  allocations  described  in  Section
4.1(b).

      "Reserve Balances" means Credit Loss, Fraud, Prepay and Servicing Reserves (each as defined in the Reserve Administration Agreement) that are owned and/or managed by DFS-SPV relative to the Existing Portfolio on October 29, 2004.

      "Revaluation"  means the occurrence of any event  described in clause (i),
(ii) or (iii) of Section 3.2(c) in which the book basis of Property is adjusted to its Fair Value.

      "SAC Transaction" means a Transaction pursuant to a promotional program offered to customers by or through DFS whereby Dell agrees to defer receipt of payment of the amount due under the Operating and Purchase Agreement for the applicable Grace Period (defined below).

      "Securities" means any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" under applicable federal or state securities laws or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of or any right to subscribe to purchase or acquire any of the foregoing.

      "S&P" means the Standard & Poor's Rating Services.

      "Substitute Partner" means a Transferee of an Interest admitted to DFS as such pursuant to Section 7.2.

      "Term" has the meaning set forth in Section 2.5.

      "Transaction" means a Lease or Conditional Sale Arrangement (as defined in the Operating and Purchase Agreement) or a revolving credit facility offered to customers by a third party funding source, such as the Dell Preferred Account currently offered by CIT Bank through a program with DFS.

      "Transfer" means (a) when used as a verb, to give, sell, exchange, assign, pledge, hypothecate, bequeath, devise or otherwise dispose of or encumber, and
(b) when used as a noun,

CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

the  nouns   corresponding   to  such  verbs,  in  either  case  voluntarily  or
involuntarily, by operation of law or otherwise and the term "Transferee" and "Transferor" shall have correlative meanings.

      "Treasury   Regulations"   means  the  final  and  temporary   regulations
promulgated by the United States Treasury Department pursuant to the IRC, as such regulations are amended and in effect from time to time.

      "U.S. Rating Agency" means any of the following:  (a) S&P, (b) Moody's, or
(c) Fitch Investors Service, L.P.

      "Valuation Period" means the 12-month fiscal period ended October 29, 2005.

      "Valuation Period Assets" means all Gain Generated Fundings (as defined in the 2004 Extension and Funding Agreement) during the Valuation Period.

      "Wal-Mart" means (i) Wal-Mart Stores, Inc., a Delaware corporation, (ii) any of its subsidiaries, including Sam's Clubs, and (iii) any other related companies doing business as Wal-Mart or Sam's Clubs.

      "Wind-Down Period" has the meaning set forth in Section 8.2.

      1.2 Other Definitional Provisions

            (a) As used in this Agreement, accounting terms not defined in this Agreement shall have the respective meanings given to them under GAAP.

            (b) Words of any gender (whether masculine, feminine or neuter) shall be deemed to include all other genders. Words of the singular number shall be deemed to include the plural number, and vice versa, where applicable.

            (c) When used herein, the word "including" means "including, without limitation".

            (d) Unless otherwise specified, references herein to Articles or Sections shall be deemed to be references to Articles or Sections, as applicable, of this Agreement. When used in this Agreement, the words "hereof", "herein" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                                   ARTICLE II

                           BUSINESS PURPOSES, OFFICES,
                        BUSINESS QUALIFICATIONS AND TERM

      2.1 Business Purpose. The business purposes of DFS (the "Business") shall be to (a) purchase Products from Dell Affiliates, (b) design, provide and manage lease and other financing programs in connection with the sale or lease of such Products to customers of DFS or Dell and (c) own, operate and conduct such other businesses and activities as may from time to time be determined by the General Partner; provided, however, that DFS may conduct Business outside

CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

the United States of America only if and to the extent that both Dell-DFS and CIT DFS consent thereto.

      2.2 Principal Place of Business. The principal place of business of DFS shall be located at One Dell Way, Round Rock, Texas 78682. The General Partner may change the location of DFS's principal place of business and may establish additional places of business for DFS at such locations and in such jurisdictions as may be determined, from time to time, by the General Partner.

      2.3 Registered Office and Registered Agent. The registered office of DFS in Delaware shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The registered agent for DFS at such office shall be The Corporation Trust Company. The General Partner may change the location of DFS's registered office in Delaware or the registered agent for DFS at any time and from time to time, provided that the appropriate form of notice is filed with the Delaware Secretary of State.

      2.4 Other Business Qualifications. DFS may qualify to transact business in such other states and under such assumed business names (for which all applicable assumed business name certificates or filings shall be made) as the General Partner shall determine. Each Partner shall execute, acknowledge, swear to and deliver all certificates or other documents necessary or appropriate to qualify, continue and terminate DFS as a foreign limited partnership in such jurisdictions in which DFS may conduct business.

      2.5 Term. The term of DFS commenced on April 14, 1997 and shall continue until January 29, 2010 (the "Term"), unless DFS is dissolved prior to such date pursuant to the provisions of Article VIII or the Partners mutually agree to extend the Term.

                                  ARTICLE III

                     CAPITAL CONTRIBUTIONS AND PARTNER LOANS

      3.1 Capital Account Balances. As of the last Fiscal Month end prior to the Effective Date, each Partner has the Capital Account balance set forth opposite such Partner's name on the books and records of DFS. No Partner shall be required to make any Capital Contributions from and after the date hereof without the approval of all of the Partners.

      3.2 Capital Accounts.

            (a) A separate Capital Account shall be maintained for each Partner. Each Partner's Capital Account initially shall be equal to such Partner's Initial Capital Account Balance. Thereafter, each Partner's Capital Account shall be (a) increased by (i) any other Capital Contributions made by such Partner, (ii) the amount of Income (or items thereof) allocated to such Partner pursuant to Article IV and (iii) the amount of any DFS liabilities assumed by the Partner or which are secured by any Property distributed to such Partner; and (b) decreased by (i) the Distributions made by DFS to such Partner, (ii) the amount of Loss (or items thereof) allocated to such Partner pursuant to Article IV and (iii) the amount of any liabilities of

CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

the Partner assumed by DFS or which are secured by any Property contributed by such Partner to DFS.

            (b) If any Interest is Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor as provided in the last Sentence of Section 7.3.

            (c) In the event of (i) an additional Capital Contribution by any Partner of more than a de minimis amount of Property which results in a shift in Interests, (ii) a Distribution by DFS to a Partner of more than a de minimis amount of Property in redemption of all or part of such Partner's Interest or
(iii) the Liquidation of DFS, the book basis of the Property shall be adjusted to Fair Value as of the date of such Capital Contribution, Distribution or Liquidation, and the Capital Accounts of all the Partners shall be adjusted simultaneously to reflect the aggregate net adjustment to book basis as if DFS recognized Income or Loss equal to the amount of such aggregate net adjustment; provided, however, that the adjustments resulting from clause (i) or (ii) above shall be made only if the General Partner determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners.

            (d) If any Property is subject to IRC ss.704(c) or is revalued on the books of DFS in accordance with Section 3.2(c) pursuant to Treasury
Regulation ss.1.704-1(b)(2)(iv)(f), the Partners' Capital Accounts shall be adjusted in accordance with Treasury Regulation ss.1.704-1(b)(2)(iv)(g) for allocations to the Partners of depreciation, amortization and gain or loss, as computed for book purposes (and not tax purposes) with respect to such Property.

            (e) The foregoing provisions of this Section 3.2 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation ss.1.704-1(b) and ss.1.704-2 and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the General Partner determines that it is prudent or advisable to modify the manner in which the Capital Accounts, or any increases or decreases thereto, are computed in order to comply with such Treasury Regulations, the General Partner may cause such modification to be made, provided that it is not likely to have a material effect on the Buyout Price or on amounts distributable to any Partner upon Liquidation of DFS.

      3.3 Negative Capital Accounts. No Partner shall be obligated to restore, and neither DFS, any other Partner nor any third party shall have any right to compel any Partner to restore, any negative balance in such Partner's Capital Account; provided, however, that nothing in this Section 3.3 shall relieve a Partner of any liability it may otherwise have, either pursuant to the terms of this Agreement or pursuant to the terms of any agreement to which DFS or such Partner may be a party.

      3.4 Capital Withdrawal Rights, Interest and Priority. Except as expressly provided in this Agreement, no Partner shall be entitled to (a) withdraw its Capital Contributions or reduce the balance in such Partner's Capital Account,
(b) receive any Distributions from DFS or (c) demand or receive Property other than cash in return for its Capital Contributions. No Partner shall be entitled to receive or be credited with any interest on such Partner's Capital Account at any time. No Partner shall have any priority over any other Partner as to the return of such Partner's Capital Interest.

CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

      3.5 Loans by Partners. Any Partner may make a loan to DFS ("Partner Loan") in such amounts, at such times, on such terms and conditions and at such rates of interest as may be approved by the General Partner; provided, however, that nothing in this Section 3.5 shall require approval of any Partner Loan contemplated and authorized by the terms and provisions of any of the Ancillary Agreements. Partner Loans shall not be considered Capital Contributions.

                                   ARTICLE IV

                          ALLOCATIONS AND DISTRIBUTIONS

      4.1 Allocations.

            (a) General. After giving effect to the Regulatory Allocations, all Income, Loss and Credits of DFS (including those resulting from a Liquidation of DFS) shall be allocated to the Partners pro rata in accordance with their Distribution Percentages.

            (b) Regulatory Allocations.


                  (i) Qualified Income Offset. Notwithstanding the allocations provided in Section 4.1(a) and except as otherwise provided in this
      Section 4.1(b), if any Partner receives an unexpected allocation of Loss or deduction or an unexpected distribution as described in Treasury Regulation ss.l.704-1(b)(2)(ii)(d)(4), (5) or (6) which results in a negative balance in such Partner's Capital Account (after taking into account reductions for the items set forth in Treasury Regulation ss.1.704-1(b)(2)(ii)(d)(4), (5), or (6)) in excess of (A) the amount, if any, of such negative Capital Account such Partner is obligated to restore pursuant to the terms of this Agreement and (B) the amount of such negative Capital Account such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation
      ss.1.704-2(g)(1) and ss.1.704-2(i)(5), such Partner shall receive an allocation of gross income or gain in the amount necessary to eliminate such excess as quickly as possible. This provision is intended to satisfy the definition of "qualified income offset", as defined in Treasury Regulation ss.1.704-1(b)(2)(ii)(d).

                  (ii) Minimum Gain. Notwithstanding the allocations provided in
      Section 4.1(a) and except as otherwise provided in this Section 4.1(b), if there is a net decrease in "Partnership Minimum Gain" (as defined in Treasury Regulation ss.1.704-2(d)) during any Fiscal Year, each Partner with a negative Capital Account balance at the end of such Fiscal Year (decreased by the amount, if any, of such negative Capital Account such Partner is obligated to restore pursuant to the terms of this Agreement and the amount of such negative Capital Account such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation ss.1.704-2(g)(1) and ss.1.704-(2)(i)(5), and increased by the items set forth in Treasury Regulation ss.1.704-1(b)(2)(ii)(d)(4), (5) or
      (6)) shall be allocated items of gross income and gain for such Fiscal Year and, if necessary, for subsequent Fiscal Years, in an amount equal to such Partner's share of the net decrease in such Partnership Minimum Gain, determined in

CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

      accordance with Treasury Regulation ss.1.704-(2)(g)(2). This provision is intended to satisfy the definition of a "minimum gain chargeback" as defined in Treasury Regulation ss.1.704-2(f).

                  (iii) Gross Income Allocation. Notwithstanding the allocations provided in Section 4.1(a) and except as otherwise provided in this
      Section 4.1(b), if any Partner has a negative Capital Account at the close of any Fiscal Year which is in excess of the sum of (A) the amount, if any, of such negative Capital Account such Partner is obligated to restore pursuant to any provision of this Agreement and (B) the amount of such negative Capital Account such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation ss.1.704-2(g)(1) and ss.1.704-2(i)(5), such Partner shall be specially allocated items of gross income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.1(b)(iii) shall be made only if and to the extent that such Partner would have a negative Capital Account in excess of such sum after all other allocations provided for in this Section 4.1 have been made as if
      Section 4.l(b)(i) and this Section 4.1(b)(iii) were not in this Agreement.

                  (iv) Partner Nonrecourse Deductions and Partner Nonrecourse Debt Minimum Gain. Notwithstanding the allocations provided for in Section 4.1(a) and except as otherwise provided in this Section 4.1(b), any "Partner Nonrecourse Deduction" (as defined in Treasury Regulation ss.1.704-2(i)(2)) for any Fiscal Year shall be allocated to the Partner who bears the economic risk of loss in accordance with Treasury Regulation ss.1.704-2(i)(l), and if there is a net decrease in "Partner Nonrecourse Debt Minimum Gain" (as defined in Treasury Regulation ss.1.704-2(i)(3)) during any Fiscal Year, each Partner with a negative Capital Account at the end of such Fiscal Year (decreased by the amount, if any, of such negative Capital Account such Partner is obligated to restore pursuant to the terms of this Agreement and the amount of such negative Capital Account such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation ss.1.704-2(g)(1) and ss.1.704-2(i)(5), and increased by the items set forth in Treasury Regulations ss.1.704-1(b)(2)(ii)(d)(4), (5) or (6)) shall be allocated items of gross income and gain for such Fiscal Year and, if necessary, for subsequent Fiscal Years, in an amount equal to such Partner's share of the net decrease in such Partner Nonrecourse Debt Minimum Gain, determined in accordance with Treasury Regulation ss.1.704-2(i)(4). This provision is intended to comply with the chargeback provisions of Treasury Regulation ss.1.704-2(i)(4).

                  (v) Partnership Nonrecourse Deductions. Notwithstanding the allocations provided for in Section 4.1(a) and except as otherwise provided in this Section 4.1(b), any "Partnership Nonrecourse Deductions" (as defined in Treasury Regulation ss.1.704-2(c)) for any Fiscal Year shall be allocated to the Partners in accordance with their Distribution Percentages as provided under Treasury Regulation ss.1.704-2(e).

                  (vi) Curative Allocations. The Regulatory Allocations are intended to comply with certain requirements of Treasury Regulation ss.ss.1.704-1 and 1.704-2. Notwithstanding any other provision of this
      Section 4.1 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Income

CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

      and Losses and items of gross income, gain and deduction among the Partners so that, to the extent possible, the net amount of such allocations to the Partners shall be equal to the net amount that would have been allocated to the Partners if the Regulatory Allocations had not occurred.

            (c) Section 704(c) and Revaluation Allocations. In accordance with IRC ss.704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any Property contributed to the capital of DFS shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such Property to DFS for federal income tax purposes and its Fair Value at the time of contribution. In the event of a Revaluation, subsequent allocations of income, gain, loss and deduction with respect to any Property shall take account of any variation between the adjusted basis of such property to DFS for federal income tax purposes and its Fair Value immediately after the adjustment in the same manner as under IRC ss.704(c) and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the General Partner in a manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.1(c) are solely for income tax purposes and shall not affect, or in any way be taken into account in computing, for book purposes, any Partner's Capital Account or share of Income or Loss, pursuant to any provision of this Agreement.

            (d) General Allocation Provisions. Except as otherwise provided in this Agreement, all items that are components of Income or Loss shall be allocated among the Partners in the same proportion that such Income or Loss, as the case may be, is allocated. For purposes of determining the Income, Loss or any other distributive share items for any period, Income, Loss or any such other items shall be determined on a daily, monthly or other basis, as determined by the General Partner, using any permissible method under the IRC and the Treasury Regulations.

            (e) Financial Accounting Allocations. For each Fiscal Year, DFS's net income or net loss, determined in accordance with GAAP, shall be allocated to the Partners in the same manner in which the corresponding Income or Loss (or items thereof) is allocated pursuant to the provisions of this Section 4.1.

      4.2 Distributions.

            (a) Non-Liquidating Continuing Distributions. Within 15 days after the end of each Fiscal Quarter during the Term, all of DFS's Available Cash shall be distributed to the Partners pro rata in accordance with their Distribution Percentages.

            (b) Liquidation Distributions. In the event of a Liquidation, Liquidation Proceeds shall be paid, applied and distributed in the following order of priority:

                  (i) First, any expenses, costs or amounts owing with respect to the Liquidation and the debts and liabilities of DFS shall be paid in accordance with the priority given to such costs, expenses, debts and liabilities under applicable law.

                  (ii) Second, Liquidation Proceeds shall be applied to the setting up of such reserves as the Liquidator may reasonably deem necessary or appropriate for any


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

      disputed, contingent or unforeseen liabilities or obligations of DFS; provided, however, that any such reserves may, in the discretion of the Liquidator, be paid over to an independent escrow agent, to be held by such agent or its successor for such period as the Liquidator shall deem advisable for the purpose of applying such reserves to the payments of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be distributed as provided in
      Section 4.2(c)(iii); and

                  (iii) Third, to the Partners in accordance with and to the extent of the positive balances in their respective Capital Accounts, after taking into account the allocation of all Income or Loss pursuant to this Agreement for the Fiscal Year in which the Liquidation of DFS occurs and all adjustments to the Partners' Capital Accounts pursuant to Section 3.2.

            (c) Withholding of Distributions. Notwithstanding any other provision of this Agreement, the General Partner (or, if applicable, the Liquidator) may suspend, reduce or otherwise restrict Distributions (whether of Available Cash or Liquidation Proceeds) if the General Partner (or, if applicable, the Liquidator) determines such action is in the best interests of DFS. In addition, notwithstanding any other provision of this Agreement to the contrary, DFS shall not make any Distribution if such Distribution would violate ss.17-607 of the Act or other applicable law.

      4.3 No Priority. Except as may be otherwise expressly provided herein, no Partner shall have priority over any other Partner as to allocations of DFS Income, Loss, Credits or other distributive share items or Distributions.

      4.4 Tax Withholding. Notwithstanding any other provision of this Agreement, the General Partner may take any action that is determined to be necessary or appropriate to cause DFS to comply with any withholding requirements established under any federal, state or local tax laws, including withholding on any Distribution to any Partner. For all purposes of this Article IV, any amount withheld on any Distribution and paid over to the appropriate governmental body shall be treated as if such amount had in fact been distributed to the Partner.

                                   ARTICLE V

                                   MANAGEMENT

      5.1 Management by the General Partner. Except as otherwise provided in this Agreement and subject to the restrictions and limitations set forth herein, the General Partner shall conduct, direct and exercise full control over all activities of DFS and no Limited Partner shall have any right of control or management power over the Business or other affairs of DFS.

      5.2 Powers of the General Partner. Subject to the limitations set forth in this Agreement, the General Partner shall have full and exclusive power and authority to do, on behalf of DFS, all things deemed necessary, appropriate or desirable by it to conduct, direct and manage the Business and other affairs of DFS and, in connection therewith, shall have all powers, statutory or otherwise, possessed by general partners of limited partnerships under the laws of the State of Delaware.


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      5.3 Officers of DFS.

            (a) The General Partner may appoint officers, managers or agents of DFS and may delegate to such officers, managers or agents all or part of the powers, authorities, duties or responsibilities possessed by or imposed on the General Partner pursuant to this Agreement. Unless otherwise determined by the General Partner, the officers of DFS shall consist of, and the General Partner shall appoint, a President, a Chief Financial Officer, one or more Vice Presidents, a Treasurer, one or more Assistant Treasurers, a Secretary, one or more Assistant Secretaries and such other officers as the General Partner may from time to time appoint. A single Person may hold more than one office. The officers shall be appointed from time to time by the General Partner. Each officer shall hold office until his successor is chosen, or until his death, resignation or removal from office.

            (b) Each of such officers shall have such powers and duties with respect to the Business and other affairs of DFS, and shall be subject to such restrictions and limitations, as are described below or otherwise prescribed from time to time by the General Partner; provided, however, that each officer shall at all times be subject to the direction and control of the General Partner in the performance of such powers and duties.

                  (i) President. The President of DFS shall have all general executive rights, power, authority, duties and responsibilities with respect to the management and control of the Business and other affairs of DFS. The President shall have full power and authority to bind DFS and to execute any and all contracts, agreements, instruments or other documents for and on behalf of DFS, and any and all such actions properly taken by the President of DFS shall have the same force and effect as if taken by the General Partner. Unless otherwise determined by the General Partner, the President shall be the chief executive officer of DFS and may include those words in his title.

                  (ii) Chief Financial Officer. The Chief Financial Officer shall have primary responsibility for DFS's financial accounting systems and reporting, the preparation and filing of all tax returns for DFS and the overall management of DFS's accounting and financial reporting systems and shall perform such other duties and responsibilities as may from time to time be assigned by the President. The Chief Financial Officer shall be deemed to be a Vice President of DFS and may include those words in his title.

                  (iii) Vice Presidents. The General Partner may appoint one or more other Vice Presidents of DFS and may assign to each of such Vice Presidents such duties and responsibilities as it considers necessary, appropriate or desirable for the conduct of the Business and the other affairs of DFS; provided, however, that each Vice President shall at all times be subject to the direction and oversight of the President. Each Vice President of DFS shall have full power and authority to bind DFS and to execute any and all contracts, agreements, instruments or other documents for and on behalf of DFS, and any and all such actions properly taken by a Vice President of DFS shall have the same force and effect as if taken by the General Partner.


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CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

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                  (iv) Treasurer.  Subject to the supervision and control of the
      President (and such of the Vice Presidents of DFS as may be designated by the President), the Treasurer of DFS shall have responsibility for the custody and control of all funds of DFS and shall have such other powers and duties as may from time to time be assigned by the President.

                  (v) Assistant Treasurers. The Treasurer of DFS may delegate to any Assistant Treasurer of DFS such of the Treasurer's duties and responsibilities as the Treasurer deems advisable, and (subject to the control and supervision of the Treasurer) such Assistant Treasurer may exercise such delegated duties and responsibilities as fully, and with the same force and effect, as the Treasurer.

                  (vi) Secretary. Subject to the supervision and control of the President (and such of the Vice Presidents of DFS as may be designated by the President), the Secretary of DFS shall prepare and maintain all records of DFS proceedings and may attest the signature of any authorized officer of DFS on any contract, agreement, instrument or other document and shall have such other powers and duties as may from time to time be assigned by the President.

                  (vii) Assistant Secretaries. The Secretary of DFS may delegate to any Assistant Secretary of DFS such of the Secretary's duties and responsibilities as the Secretary deems advisable, and (subject to the control and supervision of the Secretary) such Assistant Secretary may exercise such delegated duties and responsibilities as fully, and with the same force and effect, as the Secretary.

Only the President or a Vice President of DFS shall have the power and authority to bind DFS and to execute a contract, agreement, instrument or other document for and on behalf of DFS; neither the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of DFS shall have any power or authority to bind or sign on behalf of DFS (unless such Person is also a Vice President of DFS, in which case, such power or authority must be exercised in his capacity as a Vice President). Notwithstanding the above, the General Partner may establish from time to time limits of authority for any or all of DFS's officers with respect to the execution and delivery of negotiable instruments or contracts for and on behalf of DFS.

      5.4 Advisory Committee. The General Partner shall maintain a committee (the "Advisory Committee") to advise and assist the Board of Directors of the General Partner and the officers of DFS in the conduct of the Business and other affairs of DFS. The Advisory Committee shall include the President of DFS and such other officers and employees of DFS as the General Partner determines. In addition, unless and until Dell-DFS and CIT DFS otherwise agree, the Advisory Committee shall include up to two representatives of Dell-DFS who are not employees of DFS (but who may, but need not, be officers or directors of the General Partner) and up to two representatives of CIT DFS who are not employees of DFS (but who may, but need not, be officers or directors of the General Partner). Meetings of the Advisory Committee may be called by the President of DFS, by either non-employee Dell-DFS representative or by either non-employee CIT DFS representative. The Advisory Committee shall have no management power or authority, but rather shall serve in an advisory capacity only.


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

      5.5 Funding Administration Fee. In consideration of the provision of certain treasury and funding administration functions for DFS, DFS shall pay to CIT or CIT Financial USA (as designated by CIT) funding administration fees with respect to each Fiscal Quarter (the "Funding Administration Fee"). The Funding Administration Fee shall apply for each Fee Eligible Transaction originated in the Fiscal Quarter and shall be calculated by multiplying the Dell invoice amount for the Fee Eligible Transaction by the percentage established for each DFS business segment (such percentages referred to herein as the "Funding Fee Administration Percentages"). The Funding Administrative Fee for each Fee Eligible Transaction in the Fiscal Quarter shall be paid on the applicable Funding Date (as defined in the Receivables Purchase Agreement dated October 31, 1998 between DFS-SPV and CIT Financial USA). If the Funding Date occurs in a Fiscal Quarter after the origination of the Fee Eligible Transaction, the Funding Administrative Fee Percentage in effect on the Funding Date shall apply. The Funding Administrative Fee Percentages for each Fiscal Quarter will be established on a quarterly basis by the General Partner pursuant to the provisions of the Limited Liability Company Agreement. Notwithstanding the above provisions in this Section 5.5, CIT shall not be entitled to receive Funding Administration Fee payments after the CIT Aggregate Interest has been acquired by Dell, other than (a) any accrued but unpaid Funding Administration Fee payments and (b) the CIT Funding Administration Fee Balance payments made in accordance with Section 8.3(b)(i)(A).

      5.6 Rights and Obligations of Limited Partners.

            (a) No Management Rights. Except as expressly provided in this Agreement, no Limited Partner shall participate in the management or control of the Business, be authorized to transact any business for DFS or have the power to act for or bind DFS. Each Limited Partner hereby agrees that, except to the extent expressly provided in this Agreement, it will not participate in the management or control of the Business, will not transact any business for DFS and will not attempt to act for or bind DFS.

            (b) Liability of Limited Partners. Except as provided by the Act or by the terms of this Agreement or any other agreement with DFS, no Limited Partner shall have any personal liability to contribute money to, or with respect to the liabilities or obligations of, DFS and no Limited Partner shall be personally liable for any obligations of DFS.

            (c) Rights of Limited Partners. Each Limited Partner shall be entitled to such rights with respect to the Business and other affairs of DFS as are provided by the Act or expressly stated in this Agreement.

                                   ARTICLE VI

                           ACCOUNTING AND TAX MATTERS

      6.1 Partnership Tax Status. The Partners agree that DFS is intended to be treated as a partnership for federal, state and local income tax purposes, and each of the Partners agrees (a) to make or file (and cause DFS to make or file) such consents or elections, if any, as are necessary to cause DFS to be treated as a partnership for federal, state and local income tax purposes and

CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

(b) to not make or file (or cause DFS to make or file) any consents or elections and to not take any other action (or cause DFS to take any action) which would result in DFS not being treated as a partnership for federal, state or local income tax purposes.

      6.2 Records and Accounting. DFS shall keep or cause to be kept complete and accurate books and records with respect to the Business, which books and records shall reflect all DFS transactions and be appropriate and adequate for the Business. Such books and records shall be kept at DFS's principal offices. Each Partner (or such Partner's designated representative) shall have the right, at reasonable times and upon reasonable notice, to inspect and copy (at such Partner's own expense) all of such books and records.

      6.3 Appointment of Auditors. For each Fiscal Year, DFS shall engage independent auditors to audit DFS'S books and records and to render their opinion to the Partners on DFS's financial statements for such Fiscal Year. Unless otherwise determined by the General Partner, DFS shall engage the firm of PricewaterhouseCoopers LLP to act as DFS's independent auditors.

      6.4 Method of Accounting. DFS's books and records shall be maintained in accordance with the accrual method for financial reporting purposes pursuant to U.S. GAAP requirements and shall be maintained in accordance with either the accrual method or the cash method for federal income tax purposes (as determined by the General Partner and permitted by applicable law).

      6.5 Fiscal Periods.

            (a) Fiscal Year. The fiscal year of DFS (the "Fiscal Year") shall be the fiscal year that corresponds to the fiscal year of Dell, which at the Effective Date is the period commencing on the first day after the last day of the immediately preceding fiscal year and ending on the Friday closest to January 31 of the next year.

            (b) Fiscal Quarter. Each fiscal quarter of DFS (a "Fiscal Quarter") shall be the fiscal quarter that corresponds to the fiscal quarter of Dell, which at the Effective Date is the period commencing on the first day after the last day of the immediately preceding fiscal quarter and ending on the Friday closest to the next April 30, July 31, October 31 or January 31, as the case may be.

            (c) Fiscal Month. Each fiscal month of DFS (a "Fiscal Month") shall be the fiscal month that corresponds to the fiscal month of Dell, as established from time to time by Dell and communicated to DFS.

      6.6 Financial and Other Reports to Partners.

            (a) On or before the sixth Business Day after the end of each Fiscal Month, DFS shall deliver to each Partner an unaudited balance sheet of DFS as of the end of such Fiscal Month and a related income statement for such Fiscal Month and for the Fiscal Quarter-to-date and Fiscal Year-to-date, prepared in accordance with GAAP.

            (b) Within 30 Business Days after the end of each Fiscal Year, DFS shall deliver to each Partner an audited balance sheet of DFS as of the end of such Fiscal Year and

CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

related audited financial statements for the Fiscal Year then ended, prepared in accordance with GAAP.

            (c) In addition, DFS shall cooperate fully with each of the Partners (including submitting requested forecasts, projections and other reports) as may be requested as part of such Partner's own business planning, forecasting, periodic accounting, internal control and internal auditing activities.

      6.7 Tax Reporting.

            (a) Filing of Tax Returns; Elections. DFS shall prepare and timely file all federal, state and local income, sales and use, property tax and information returns or other returns or statements required by applicable law. DFS shall claim all deductions and make such elections for federal or state income tax purposes which the General Partner determines will produce the most favorable income tax results for the Partners.

            (b) Submission of Tax Information to Partners. Within 120 days after the end of each Fiscal Year, DFS shall deliver to each Partner a copy of DFS's federal income tax return and all other information with respect to DFS as may be reasonably required by such Partner for the completion of such Partner's federal and state income tax returns.

            (c) Tax Matters Partner. The Partners hereby appoint the General Partner as the "tax matters partner" (as defined in IRC ss.6231(a)(7)) for federal income tax purposes. As such, the General Partner shall be authorized to take all action regarding the determination, assessment and collection of federal income tax under IRC ss.6232. All out-of-pocket expenses incurred by the tax matters partner shall be considered expenses of DFS for which such Partner shall be entitled to full reimbursement.

            (d)  Section 754  Election.  In the event of (i) a  distribution  of
Property satisfying the provisions of IRC ss.734 or (ii) a Transfer of an Interest satisfying the provisions of IRC ss.743, upon the determination of the General Partner, DFS shall elect, pursuant to IRC ss.754, to adjust the basis of DFS's Property to the extent allowed by IRC ss.734 or ss.743 and shall cause such adjustments to be made and maintained. Any additional accounting expenses incurred by DFS in connection with making or maintaining any such basis adjustment shall be reimbursed to DFS from time to time by the distributee or
transferee  who  benefits  from  the  making  and   maintenance  of  such  basis
adjustment.

                                  ARTICLE VII

                             TRANSFERS OF INTERESTS

      7.1 General Restrictions. No Partner may Transfer all or any part of such Partner's Interest without the approval of both Dell-DFS and CIT DFS; provided, however, that without such approval (a) Dell-DFS may Transfer all or a portion of its Interest to an entity 100% of the capital stock or equity interests in which is owned directly or indirectly by Dell, and (b) CIT DFS may Transfer all or a portion of its Interest to an entity 100% of the capital stock or equity interests in which is owned directly or indirectly by CIT. Any purported Transfer of an Interest

CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

in violation of the terms of this Section 7.1 shall be null and void and of no force or effect. No Transfer of an Interest shall relieve either Dell-DFS or CIT DFS of any obligation or responsibility under this Agreement or any Ancillary Agreement to be performed or carried out in its individual capacity rather than in its capacity as a Partner.

      7.2 Substitute Partners. A Transferee of all or part of an Interest in compliance with the provisions of Section 7.1 shall become a Substitute Partner in place of the Transferor of such Interest only if:

            (a) The Transferor has expressly consented thereto in writing;

            (b) Such Transferee has executed an instrument (in form and substance reasonably satisfactory to the General Partner) accepting, adopting and agreeing to be bound by the terms and conditions of this Agreement;

            (c) The Transferor or Transferee has paid all reasonable expenses of DFS in connection with the admission of the Transferee as a Substitute Partner; and

            (d) If so requested by the General Partner, the Transferor or Transferee has delivered to DFS and the other Partners an opinion of counsel reasonably satisfactory to the General Partner that (i) the Transfer will not cause DFS or any Partner to violate any federal or state securities laws or to jeopardize DFS's status as a partnership for federal, state and local income tax purposes and (ii) the terms and conditions of this Agreement constitute valid and binding obligations of the Transferee.

Upon satisfaction of all of the foregoing conditions with respect to a particular Transferee, the Partners shall cause this Agreement (and, if necessary, the Certificate) to be duly amended to reflect the admission of the Transferee as a Substitute Partner.

      7.3 Effect of Admission as a Substitute Partner. Until admitted as a Substitute Partner, a Transferee of all or a part of an Interest shall have only the rights afforded to an assignee of a partnership interest pursuant to the Act. A Transferee which has become a Substitute Partner has, to the extent of the Interest transferred to it, all of the rights and powers of the Person for which it is substituted and is subject to the restrictions and obligations of a Partner under this Agreement and the Act. The portion of the Capital Account of a Transferor which will be transferred to the Transferee shall be equal to the Capital Account of the Transferor as of the effective date of the Transfer multiplied by a fraction, the numerator of which is the Distribution Percentage of the Interest subject to the Transfer and the denominator of which is the entire Distribution Percentage of the Transferor.

      7.4 Resignation of a Partner. Except as provided herein, no Partner shall be entitled to resign as a Partner hereunder prior to the Liquidation of DFS without the prior written consent of both Dell-DFS and CIT DFS. Any resignation in violation of this Section 7.4 shall constitute a material breach of this Agreement and shall result in the resigning Partner forfeiting its entire Interest and being liable to DFS and the other Partners for any Damages suffered or incurred by them as a result of such breach.

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

                                  ARTICLE VIII

                                   TERMINATION

      8.1 Events of Termination. The following events shall constitute "Events of Termination":

            (a) The occurrence of any of the following events (each, a "CIT Termination Event"):

                  (i) The Bankruptcy or dissolution of any of the CIT Parties, but not including a dissolution of any of the CIT Parties as a result of an internal reorganization of the CIT Parties by CIT so long as CIT ensures that all of the obligations of any of the affected CIT Parties as set forth in the Ancillary Agreements are maintained in full force and effect;

                  (ii) A  resignation  of CIT DFS in violation of  provisions of
      Section 7.4;

                  (iii) A material breach or default by CIT DFS under this Agreement which is not cured to the reasonable satisfaction of Dell-DFS within 30 days after Dell-DFS provides a Breach Notice to CIT DFS; provided, however, in any case in which CIT DFS is not able to cure any such breach or default within such 30-day cure period, if CIT DFS makes good faith diligent efforts to cure such breach or default prior to the expiration of the cure period, such cure period shall be extended for so long as CIT DFS continues such good faith diligent efforts (provided that CIT DFS provides written notice to Dell-DFS from time to time, as requested by Dell-DFS, describing the efforts it is then making), subject to a maximum cure period of 120 days after Dell-DFS provides the Breach Notice to CIT DFS;

                  (iv) A material breach or default by CIT or any of the CIT Affiliates under any of the Ancillary Agreements which is not cured within any applicable cure period granted thereunder;

                  (v) CIT's failure to maintain a long-term secured credit rating at a level which is published as "investment grade" or its equivalent by at least one U.S. Rating Agency which failure is not cured by a reinstatement of such investment grade rating within 30 days after the date upon which such condition first exists; or

                  (vi) A CIT Change of Control;

            (b) The occurrence of any of the following events (each, a "Dell Termination Event"):

                  (i) The Bankruptcy or dissolution of Dell-DFS or Dell but not including a dissolution of Dell-DFS as a result of an internal reorganization by Dell so long as Dell ensures that all of the obligations of Dell-DFS as set forth in the Ancillary Agreements are maintained in full force and effect;


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CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

                  (ii) A resignation of Dell-DFS in violation of the provisions of Section 7.4;

                  (iii) A material breach or default by Dell-DFS or any Dell Affiliate under this Agreement or any Ancillary Agreement which is not cured to the reasonable satisfaction of CIT DFS within 30 days after CIT DFS provides a Breach Notice to Dell-DFS; provided, however, in any case in which Dell-DFS or such Dell Affiliate is not able to cure any such breach or default within such 30-day cure period, if Dell-DFS or such Dell Affiliate makes good faith diligent efforts to cure such breach or default prior to the expiration of the cure period, such cure period shall be extended for so long as Dell-DFS or such Dell Affiliate continues such good faith diligent efforts (provided that Dell-DFS provides written notice to CIT DFS from time to time, as requested by CIT DFS, describing the efforts it is then making), subject to a maximum cure period of 120 days after CIT DFS provides the Breach Notice to Dell-DFS;

                  (iv) A material breach or default by Dell-DFS or any of the Dell Affiliates under any of the Ancillary Agreements which is not cured within any applicable cure period granted thereunder; or

                  (v) a Dell Change of Control.

      8.2 Effect of Dissolution. Upon the mutual agreement of the Partners, DFS shall be dissolved. Upon dissolution of DFS, the Liquidator shall take such actions as may be required pursuant to the Act and shall proceed to wind down and terminate the Business and affairs of DFS. The period during which such winding down and termination takes place shall be referred to herein as the "Wind-Down Period". During the Wind-Down Period, the Liquidator shall have the authority to liquidate and reduce to cash (to the extent necessary or appropriate) the Property of DFS as promptly as is consistent with obtaining a Fair Value therefor; provided, however, that the Liquidator shall not be required to finally liquidate the Property of DFS and distribute the final Liquidation Proceeds until the last lease or loan that is part of the outstanding portfolio of leases and loans serviced by DFS-SPV at the time of dissolution has been paid in full or satisfied. The Liquidator shall apply and distribute all Liquidation Proceeds in accordance with the provisions of Section 4.2(b). The Liquidator shall have authority to do any and all acts and things authorized by, and in accordance with, the Act and other applicable laws for the purpose of winding down, terminating and liquidating the Business and affairs of DFS.

      8.3 Purchase of CIT's Interest. On February 1, 2008 (the "Dell 2008 Option") or upon the occurrence of a CIT Termination Event (the "Dell Purchase Option"), Dell shall have the right (but not the obligation) to purchase from CIT (and if Dell exercises such right, CIT shall have the obligation to sell to Dell) all, but not less than all, of the CIT Aggregate Interest in accordance with the terms and conditions set forth in this Section 8.3. Upon the occurrence of a Dell Termination Event, CIT shall have the right (but not the obligation) to sell to Dell (and if CIT exercises such right, Dell shall have the obligation to purchase from CIT) all, but not less than all, of the CIT Aggregate Interest in accordance with the terms and conditions set forth in this Section 8.3 (the "CIT Sale Option"). If, prior to January 31, 2010, Dell has not exercised the Dell 2008 Option or the Dell Purchase Option, CIT has not exercised its CIT Sale Option and DFS has not dissolved pursuant to Section 8.2, then Dell shall be obligated on such date to


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

purchase from CIT (and CIT shall be obligated to sell to Dell) all, but not less than all, of the CIT Aggregate Interest in accordance with the terms and conditions set forth in this Section 8.3 (the "Dell 2010 Buyout Obligation").

            (a) Notice Upon Exercise of Options.

                  (i) Notice Upon Exercise of the Dell Purchase Option. Dell may exercise the Dell Purchase Option by delivering an Exercise Notice to CIT on or before the 30th day following the date which is the later of (A) the date of the CIT Termination Event or (B) the final determination of the Purchase Price pursuant to Section 8.3(b).

                  (ii) Notice Upon Exercise of Dell 2008 Option. Dell may exercise the Dell 2008 Option by delivering an Exercise Notice to CIT on or before the date which is the later of (A) January 1, 2008 or (B) 30 days following the date that the Purchase Price has been finally determined pursuant to Section 8.3(b).

                  (iii) Notice upon Exercise of CIT Sale Option. CIT may exercise the CIT Sale Option by delivering an Exercise Notice to Dell on or before the 30th day following the date which is the later of (A) the date of the Dell Termination Event or (B) the final determination of the Purchase Price pursuant to Section 8.3(b).

            (b) Determination of Purchase Price.

                  (i) General. The purchase price for the CIT Aggregate Interest (the "Purchase Price") shall be calculated as follows:

                        (A) If a CIT  Termination  Event  described  in  Section
            8.1(a)(vi) (a) (CIT Change of Control) has occurred, the Purchase Price for the CIT Aggregate Interest pursuant to an exercise of the Dell Purchase Option shall be the sum of (1) the Buyout Price less $* million, (2) the amount of the CIT capital balance as reflected on DFS' financial statements as of the date of calculation, (3) * percent (* %) of the Dell Credit capital balance as reflected on DFS' financial statements as of the date of the calculation, (4) the CIT Equity Payments, (5) the CIT Funding Administration Fee Balance and (6) if Dell elects to exercise the Funding Termination Option prior to the Purchase Closing Date, the CIT Funding Payment(s).

                        (B) In all other cases,  the Purchase Price shall be the
            sum of (1) the Buyout Price, (2) the amount of the CIT capital balance as reflected on DFS' financial statements as of the date of calculation, and (3) * percent (* %) of the Dell Credit capital balance as reflected on DFS' financial statements as of the date of the calculation.

                  (ii) Procedure for Determining Look Back Income. For the purposes of determining the Buyout Price pursuant to Schedule 2 of this Agreement, Look Back Income shall be determined as follows:

----------
* This portion has been redacted pursuant to a confidential treatment request.


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CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

                        (A) DFS management shall begin the process of determining the Look Back Income amount on June 20, 2007 (the "Initial Calculation Date"). The Partners agree that the calculation of the Look Back Income amount will be performed in accordance with the past practices, policies and procedures of DFS. The process by which the Look Back Income amount is calculated shall be set forth in a policy (which shall be consistent with the terms of this Agreement) to be adopted by the Parties and to be administered by DFS, within six (6) months of the Effective Date.

                        (B) DFS  management  will  be  directed  by the  General
            Partner to submit its calculation of the Look Back Income amount (the "DFS Look Back Income Calculation") to Dell and CIT no later than sixty (60) days following the Initial Calculation Date (the date Dell and CIT receive the DFS Look Back Income Calculation from DFS management shall be referred to herein as the "Look Back Income Receipt Date");

                        (C) If, on the 60th day  following  the Look Back Income
            Receipt Date, CIT and Dell have not reached an agreement in writing as to the Look Back Income, either Dell or CIT may submit the DFS Look Back Income Calculation to an independent accounting firm or investment bank to be chosen jointly by Dell and CIT at the time (the "Independent Firm"), for final determination of the Look Back Income in accordance with this Agreement; provided, however, that if Dell and CIT do not choose an Independent Firm within 65 days following the Look Back Income Receipt Date, then within 68 days following the Look Back Receipt Date, Dell and CIT shall each choose an accounting firm or investment bank and within 72 days following the Look Back Income Receipt Date such two firms shall choose jointly the Independent Firm.

                        (D) The determination of Look Back Income by the Independent Firm shall be rendered in writing within forty five (45) days after referral of such matter to such firm (and no later than 117 days after the Look Back Income Receipt Date), and shall be final and binding on the parties, absent mathematical error.

                  (iii) CIT Equity Payments. If a CIT Termination Event described in Section 8.1(a)(vi) (a CIT Change of Control) has occurred, and Dell-DFS exercises the Dell Purchase Option and acquires the CIT Aggregate Interest before February 1, 2008, then Dell-DFS shall pay to
      CIT, on a quarterly basis, beginning on the Purchase Closing Date and continuing through January 31, 2008, an amount equal to CIT's Distribution Percentage, calculated as if CIT DFS had remained a Partner during that time period (the "CIT Equity Payments").

                  (iv) CIT Funding Administration Fee Balance. If a CIT Termination Event described in Section 8.1(a)(vi) (a CIT Change of Control) has occurred, and Dell-DFS exercises the Dell Purchase Option and acquires the CIT Aggregate Interest before February 1, 2008, then Dell-DFS shall pay to CIT, on a quarterly basis, beginning on the Purchase Closing Date and continuing through January 31, 2008, an amount equal to the


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CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

      Funding Administration Fee, calculated as if CIT DFS had remained a Partner during that time period (the "CIT Funding Administration Fee Balance").

            (c) Closing of the Purchase of the CIT Aggregate Interest. The following terms and conditions shall govern the purchase and sale of the CIT Aggregate Interest pursuant to an exercise of the Dell 2008 Option, the Dell Purchase Option, the CIT Sale Option or the Dell 2010 Buyout Obligation:

                  (i) Time and Place of Purchase Closing. Unless otherwise agreed by Dell and CIT, the closing (the "Purchase Closing") of such purchase and sale shall occur at the principal offices of DFS on the tenth Business Day (the "Purchase Closing Date") following:

                        (A) In the case of the  delivery of an  Exercise  Notice
            pursuant to the Dell Purchase Option, the date of delivery of the Exercise Notice;

                        (B) In the case of the  delivery of an  Exercise  Notice
            pursuant to the Dell 2008 Option, the date which is the later of February 1, 2008 or the date of delivery of the Exercise Notice;

                        (C) In the case of the  delivery of an  Exercise  Notice
            pursuant to the CIT Sale Option, the date of delivery of the Exercise Notice.

                        (D) In the case of the Dell 2010 Buyout Obligation,  the
            date which is the later of the final determination of the Purchase Price or January 29, 2010.

                  (ii) Title to CIT's Aggregate Interest. At the Purchase Closing, CIT shall sell, assign, transfer and convey the CIT Aggregate Interest (or the individual components thereto) to Dell, free and clear of all liens, claims and other encumbrances (other than those arising pursuant to this Agreement).

                  (iii) Payment of the Purchase Price. At the Purchase Closing, Dell shall pay to CIT or a CIT Affiliate (designated by CIT) the full Purchase Price in immediately available funds; provided, however, that if Dell exercises the Dell Purchase Option pursuant to Section 8.3(a)(i) of this Agreement, Dell shall not be obligated to provide CIT with payment of the Purchase Price until February 1, 2008, but shall be obligated to make quarterly CIT Equity Payments and CIT Funding Administration Fee Balance payments, to the extent applicable, CIT Funding Payments in accordance with the terms of the 2004 Extension and Funding Agreement.

                  (iv) Payment of Expenses. Dell and CIT DFS shall each bear one-half of any third party fees and expenses (such as the fees and expenses, if any, of DFS's independent auditors and the fees and expenses, if any, of any public accounting firm engaged pursuant to Section 8.3(b)(ii), but excluding legal fees paid or incurred by the Parties).


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CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

            (d) Assignment and Redemption. Dell may assign its rights and obligations to acquire the CIT Aggregate Interest under this Section 8.3 to any of its Affiliates or to DFS. Subject to Dell's covenants under Section 3(b) of the 2004 Extension and Funding Agreement, Dell may elect to dissolve DFS for federal tax purposes upon acquisition of the CIT Aggregate Interest. In addition, Dell may elect to have DFS redeem or otherwise purchase all or a part of the CIT Aggregate Interest in order to fulfill Dell's corresponding rights and obligations under this Section 8.3.

                                   ARTICLE IX

                         REPRESENTATIONS AND WARRANTIES

      9.1 Representations and Warranties of Dell-DFS. Dell-DFS represents and warrants to DFS and each other Partner and its successors and assigns, that:

            (a) Each of Dell-DFS and any Dell-DFS Affiliate that is a party to any Ancillary Agreement (i) is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, (ii) is duly qualified to do business in each other jurisdiction where failure to be so qualified could have a material adverse effect on its financial condition or its ability to conduct its business, (iii) has all powers and material governmental licenses required to conduct its business and (iv) has full power, authority, and legal right to execute, deliver and perform this Agreement and the Ancillary Agreements, as applicable, and to carry out the transactions contemplated hereby or thereby;

            (b) The execution, delivery and performance by Dell-DFS or any Dell-DFS Affiliate of this Agreement and the Ancillary Agreements to which Dell-DFS or such Dell-DFS Affiliate is a party have been duly authorized by all necessary action; this Agreement has been duly executed and delivered by Dell-DFS or such Dell-DFS Affiliate and constitutes a valid and binding obligation of Dell-DFS or such Dell-DFS Affiliate, enforceable in accordance with its terms, except as limited by Debtor Relief Laws;

            (c) Neither the execution, delivery and performance of this Agreement or the Ancillary Agreements to which Dell-DFS or any Dell-DFS
Affiliate is a party nor the consummation of the transactions contemplated hereby or thereby by Dell-DFS or such Dell-DFS Affiliate (i) will constitute a violation or default of any law, statute, regulation, rule, judgment or decree of any court, administrative agency or governmental body to which Dell-DFS or such Dell-DFS Affiliate is or may be subject, (ii) will require the approval or consent of, or filing or registration with, any governmental body, regulatory authority, agency or other Person that has not been obtained, (iii) will contravene any agreement or indenture by which Dell-DFS or such Dell-DFS Affiliate is bound or by which its properties may be affected or (iv) will contravene the constituent documents of Dell-DFS or such Dell-DFS Affiliate; and

            (d) There are no actions, suits, proceedings, claims or disputes pending or, to its knowledge, threatened against or affecting Dell-DFS or any Dell-DFS Affiliate that is a party to any Ancillary Agreement or Dell-DFS's properties or the properties of any such Dell-DFS Affiliate before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in which there is a reasonable probability of an adverse


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CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

decision that would have a material adverse effect on (i) the consolidated financial position, business or operations of Dell-DFS or such Dell-DFS Affiliate or (ii) the ability of Dell-DFS or such Dell-DFS Affiliate to perform its obligations under this Agreement or any Ancillary Agreement to which it is a party.

      9.2 Representations and Warranties of CIT DFS. CIT DFS hereby represents and warrants to DFS and each other Partner and its successors and assigns that:

            (a) Each of CIT DFS and any CIT DFS Affiliate that is a party to any Ancillary Agreement (i) is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, (ii) is duly qualified to do business in each other jurisdiction where failure to be so qualified could have a material adverse effect on its financial condition or its ability to conduct its business, (iii) has all powers and material governmental licenses required to conduct its business and (iv) has full power, authority, and legal right to execute, deliver and perform this Agreement and the Ancillary Agreements, as applicable, and to carry out the transactions contemplated hereby or thereby;

            (b) The execution, delivery and performance by CIT DFS or any CIT DFS Affiliate of this Agreement and the Ancillary Agreements to which CIT DFS or such CIT DFS Affiliate is a party have been duly authorized by all necessary action; this Agreement has been duly executed and delivered by CIT DFS or such CIT DFS Affiliate and constitutes a valid and binding obligation of CIT DFS or such CIT DFS Affiliate, enforceable in accordance with its terms, except as limited by Debtor Relief Laws;

            (c) Neither the execution, delivery and performance of this Agreement or the Ancillary Agreements to which CIT DFS or any CIT DFS Affiliate is a party nor the consummation of the transactions contemplated hereby or thereby by CIT DFS or such CIT DFS Affiliate (i) will constitute a violation or default of any law, statute, regulation, rule, judgment or decree of any court, administrative agency or governmental body to which CIT DFS or such CIT DFS Affiliate is or may be subject, (ii) will require the approval or consent of, or filing or registration with, any governmental body, regulatory authority, agency or other Person that has not been obtained, (iii) will contravene any agreement or indenture by which CIT DFS or such CIT DFS Affiliate is bound or by which its properties may be affected or (iv) will contravene the constituent documents of CIT DFS or such CIT DFS Affiliate; and

            (d) There are no actions, suits, proceedings, claims or disputes pending or, to its knowledge, threatened against or affecting CIT DFS or any CIT DFS Affiliate that is a party to any Ancillary Agreement or CIT DFS's properties or the properties of any such CIT DFS Affiliate before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in which there is a reasonable probability of an adverse decision that would have a material adverse effect on (i) the consolidated financial position, business or operations of CIT DFS or such CIT DFS Affiliate or (ii) the ability of CIT DFS or such CIT DFS Affiliate to perform its obligations under this Agreement or any Ancillary Agreement to which it is a party.


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CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

                                   ARTICLE X

                   LIABILITY, EXCULPATION AND INDEMNIFICATION

      10.1 Liability.

            (a) Except as otherwise provided by the Act or by the terms of this Agreement or any other agreement between a Partner and DFS, the debts, obligations and liabilities of DFS, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of DFS, and no Covered Person shall be obligated personally for any such debt, obligation or liability of DFS solely by reason of being a Covered Person.

            (b) Except as otherwise expressly required by law or by the terms of this Agreement or any other agreement between a Partner and DFS, a Partner shall have no liability in excess of (i) the amount of its Capital Contributions, (ii) its share of any Property and undistributed profits of DFS, (iii) its obligation to make other payments expressly provided for in this Agreement and (iv) the amount of any Distributions wrongfully made to it.

      10.2 Exculpation.

            (a) No Covered Person shall be liable to DFS or any other Covered Person for any Damages incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of DFS and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such Damages incurred by reason of such Covered Person's gross negligence or willful misconduct.

            (b) A Covered Person shall be fully protected in relying in good faith upon the books and records of DFS and upon such information, opinions, reports or statements presented to DFS by any Person as to matters the Covered Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of DFS, including information, opinions, reports or statements as to the value and amount of the Property, liabilities, profits, losses or any other facts pertinent to the existence and amount of Property from which Distributions to Partners might properly be paid.

      10.3 Duties and Liabilities of Covered Persons.

            (a) Unless otherwise expressly provided herein, (i) whenever a conflict of interest exists or arises between Covered Persons or between a Covered Person and DFS or (ii) whenever this Agreement or any other agreement contemplated herein or therein, or any duty imposed by law provides or requires, or is deemed to provide or require, that a Covered Person act in a manner that is fair and reasonable to DFS or any Partner, the Covered Person shall be entitled to, at its discretion, resolve such conflict of interest or take such action by giving preference in any case to its own interests over the interests of DFS or any other Partner or Covered Person. Any resolution or action so made, taken or provided by the Covered Person shall not constitute a breach of any fiduciary duty to which such Covered Person would otherwise be subject. Each of the Partners hereby expressly waives any such conflict of interest or duty imposed upon such Covered Person, subject only to the foregoing provisions.


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CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

            (b) Whenever in this Agreement a Covered Person is permitted or required to make a decision in its "discretion" or under a grant of similar authority or latitude, the Covered Person shall be entitled to consider such interest and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting DFS or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in its "good faith" or under another express standard, the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by applicable law.

            (c) The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, shall replace such other duties and liabilities of such Covered Person to the extent permitted by law.

      10.4 Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from DFS for Claims or Damages suffered or incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of DFS and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any Claim or Damages incurred by reason of such Covered Person's gross negligence or willful misconduct; provided, however, that any indemnity under this Section 10.4 shall be provided out of and to the extent of DFS Property only, and no other Covered Person shall have any personal liability on account thereof.

      10.5 Expenses. To the fullest extent permitted by applicable law, Damages (including legal fees) incurred by a Covered Person in defending any Claim shall, from time to time, be advanced by DFS prior to the final disposition of such Claim upon receipt by DFS of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 10.4.

      10.6 Insurance. DFS may purchase and maintain insurance, to the extent and in such amounts as the General Partner, in its discretion, deems reasonable, on behalf of Covered Persons and such other Persons as the General Partner shall determine, against any Claim that may be asserted against or Damages that may be incurred by any such Person in connection with the activities of DFS, regardless of whether DFS would have the power to indemnify such Person against such Claim or Damages under the provisions of this Agreement. DFS may enter into indemnity contracts with Covered Persons and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and containing other procedures regarding indemnification, so long as the provisions of such indemnity contracts are consistent with the provisions of Sections 10.4 and 10.5.

      10.7 Outside Businesses. Except to the extent otherwise provided in the Ancillary Agreements, any Partner or Affiliate thereof may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the Business, and neither DFS nor the Partners shall have any rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the Business, shall not be deemed wrongful or improper. Except to the extent otherwise provided in the Ancillary Agreements, no

CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

Partner or Affiliate thereof shall be obligated to present any particular investment opportunity to DFS even if such opportunity is of a character that, if presented to DFS, could be taken by DFS, and any Partner or Affiliate thereof shall have the right to take for its own account (individually or as a partner, shareholder, fiduciary or otherwise) or to recommend to others any such particular investment opportunity.

      10.8 Indemnification by the Partners.

            (a) Indemnification by Dell-DFS. Dell-DFS shall indemnify and hold harmless DFS and each Covered Person from and against any and all Claims asserted against, or Damages suffered or incurred by, DFS or such Covered Person as a result of, in connection with or arising out of:

                  (i) Any failure by Dell-DFS or any Dell-DFS Affiliate to perform or fulfill any covenant, obligation or duty of Dell-DFS under this Agreement or any Ancillary Agreement to which Dell-DFS or such Dell-DFS Affiliate is a party;

                  (ii) Any breach of any warranty or the inaccuracy of any representation made or given by Dell-DFS or any Dell-DFS Affiliate pursuant to this Agreement or any Ancillary Agreement to which Dell-DFS or such Dell-DFS Affiliate is a party or any other documents or certificates executed and delivered to DFS or a Covered Person in connection with or pursuant to this Agreement; or

                  (iii) Any Claim or Damages caused by or resulting from the fraud, deceit, willful misconduct or gross negligence of any officer, director, stockholder, partner, employee, representative or agent of Dell-DFS or any Dell-DFS Affiliate.

            (b) Indemnification by CIT DFS. CIT DFS shall indemnify and hold harmless DFS and each Covered Person from and against any and all Claims asserted against, or Damages suffered or incurred by, DFS or such Covered Person as a result of, in connection with or arising out of:

                  (i) Any failure by CIT DFS or any CIT DFS Affiliate to perform or fulfill any covenant, obligation or duty of CIT DFS under this Agreement or any Ancillary Agreement to which CIT DFS or such CIT DFS Affiliate is a party;

                  (ii) Any breach of any warranty or the inaccuracy of any representation made or given by CIT DFS or any CIT DFS Affiliate pursuant to this Agreement or any Ancillary Agreement to which CIT DFS or such CIT DFS Affiliate is a party or any other documents or certificates executed and delivered to DFS or a Covered Person in connection with or pursuant to this Agreement; or

                  (iii) Any Claim or Damages caused by or resulting from the fraud, deceit, willful misconduct or gross negligence of any officer, director, stockholder, partner, employee, representative or agent of CIT DFS or any CIT DFS Affiliate.

            (c)  Survival.  The  indemnification  obligations  set forth in this
Section 10.8 shall survive the termination of this Agreement for a period of two years.

CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

                                   ARTICLE XI

                                  MISCELLANEOUS

      11.1 Title to Assets. Title to Property acquired by DFS shall be held in the name of DFS. No Partner shall individually have any ownership interest or rights in the Property of DFS, except indirectly by virtue of such Partner's ownership of an Interest. No Partner shall have any right to seek or obtain a partition of the Property of DFS, nor shall any Partner have the right to any specific Property of DFS upon the Liquidation of or any Distribution from DFS.

      11.2 Nature of Interest in DFS. An Interest shall be personal property for all purposes.

      11.3 Waiver of Default. No consent or waiver, express or implied, by DFS or a Partner with respect to any breach or default by another Partner hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach or default by such Partner of the same provision or any other provision of this Agreement. Failure on the part of DFS or a Partner to complain of any act or failure to act of another Partner or to declare such other Partner in default shall not be deemed or constitute a waiver by DFS or the Partner of any rights hereunder. The failure at any time of any Partner to insist on strict performance of any provision of this Agreement (including any delay in the exercise of any rights granted hereunder) shall not limit the ability of that party to insist at any future time whatsoever on the performance of the same or any other provision (except insofar as that Partner may have given a valid and effective written waiver or release).

      11.4 No Third Party Rights. None of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties other than Covered Persons, including creditors of DFS.

      11.5 Entire Agreement and Amendments. This Agreement and the Ancillary Agreements and the other agreements and documents referred to herein or therein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof. This Agreement supersedes any prior agreements, negotiations and discussions of the parties in respect of the subject matter hereof. No amendment, waiver or termination of this Agreement shall be binding unless executed in writing by the parties and no such amendment or waiver shall extend to anything other than the specific subject matter thereof.

      11.6 Further Assurances. Each of the Partners hereto shall, from time to time at any other Partner's reasonable request and expense and without further consideration, execute and deliver such other instruments or documents and take such further action as such other Partner may require to more effectively complete any matter provided for herein.

      11.7 Notices. Unless otherwise provided herein, all notices, requests, consents and other communications hereunder shall be in writing and may be sent by first class United States mail, by hand or courier delivery or by facsimile. Any such notice shall be deemed to be received (a) if mailed, four days after such notice is sent via first class United States mail, postage prepaid to the address listed below for the party to whom the notice is being sent ("Notice Party"); (b) if hand delivered or delivered by courier, upon actual delivery of such

CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

notice to the Notice Party at the address listed below for such Notice Party; or
(c) if sent by facsimile, on the first Business Day after the date of the sender's receipt of a confirmed transmission of such notice to the Notice Party at the facsimile number listed below for such Notice Party. The addresses and facsimile numbers for each Partner shall be as set forth opposite such Partner's name on Schedule 1. Any Partner may change its address or facsimile number by providing written notice, in accordance with the foregoing provisions of this
Section 11.7, to each other Partner of such change.

      11.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and which taken together shall be deemed to constitute one and the same instrument.

      11.9 Amendment to Certificate. Each Partner agrees to execute, and hereby appoints the General Partner as its attorney-in-fact to execute, in its stead, all certificates of amendments to the Certificate which are approved as provided in this Agreement and which are required to be filed with the Delaware Secretary of State pursuant to the Act. Any amendment to the Certificate must be unanimously approved by the Partners. In addition, each Partner agrees to amend this Agreement to reflect any changes from time to time, effected in accordance with the terms and conditions of this Agreement, in the Interests of the Partners.

      11.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity or enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and be enforced to the greatest extent permitted by law.

      11.11 Confidentiality. Each Partner acknowledges that it or its Affiliates has acquired or may from time to time acquire throughout the term of DFS "Confidential Information", as defined below, concerning DFS or another Partner and its Affiliates and their respective operations, the use or disclosure of which could cause such other Partner and its Affiliates immeasurable and substantial Damages for which no remedy at law would be adequate. Accordingly, each Partner agrees and covenants that neither it nor any of its Affiliates (the "Disclosing Party") shall at any time directly or indirectly disclose or divulge any Confidential Information about any other Partner or any of its Affiliates (the "Affected Party") to any Person (other than any officer, director, stockholder, partner, employee, attorney, representative or agent of the Disclosing Party who is subject to a non-disclosure agreement incorporating the provisions of this Section 11.11) without the prior written consent of the Affected Party. The term "Confidential Information" includes information not in the public domain and not previously disclosed to the public or to the trade with respect to DFS or the customers, products, facilities, methods, trade secrets and other intellectual property, systems, hardware, software, credit approval processing and scoring systems, technical platform and know-how, marketing know-how (other than the legal or business structure of DFS or Dell Credit), sales pitches, telemarketing information, confidential reports, price lists, financial information, business plans, prospects and opportunities of a Partner or any of its Affiliates. Notwithstanding the foregoing, (a) the foregoing restrictions shall not apply with respect to any matters specifically covered by any Ancillary Agreement, (b) Dell, Dell-DFS, CIT and CIT DFS shall each be entitled to disclose Confidential Information to the extent, but only to the least possible extent, necessary to effect one or more securitizations or one or more participations in the credit facilities provided to

CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

DFS, (c) any Partner shall be entitled to disclose Confidential Information to the extent (i) it is legally compelled to do so under applicable law or any administrative or judicial order (provided that prior to any such disclosure DFS and each other Partner is given at least 15 days, or such shorter time as may be compelled by such law or order, advance written notice of such Partner's intent to disclose pursuant thereto) or (ii) it is pursuant to any action to enforce this Agreement, (d) Dell and Dell-DFS (and their Affiliates) shall have the right to disclose Confidential Information to any Person other than a competitor of CIT (unless CIT shall have provided its prior written consent for such disclosure, which consent shall not be unreasonably withheld), if such disclosure is reasonably required in order to carry out the terms of this Agreement or the Ancillary Agreements or to facilitate the transition of DFS to a more integrated financing entity; provided that, prior to any such disclosure, the intended recipient of such Confidential Information executes and delivers to DFS a form of agreement pursuant to which such recipient agrees to be bound by the provisions of this Section 11.11., and (e) upon the occurrence of a Dell Termination Event, CIT Termination Event (or the reasonable likelihood that such events are imminent), or in connection with Dell-DFS' evaluation of the Dell 2008 Option, the Dell Purchase Option or the Dell 2010 Buyout Obligation, the
Parties shall each have the right to disclose information about DFS, the Business and its Property to any Person other than a competitor of CIT (unless CIT shall have provided its prior written consent for such disclosure, which consent shall not be unreasonably withheld), for the purpose of evaluating the proposed transaction, soliciting the interest of any Person in an investment or other participation in DFS, the Business or its Property or negotiating the terms of such investment or other participation (or preparing for such negotiation), provided that prior to any such disclosure the intended recipient of such Confidential Information executes and delivers to DFS a form of agreement pursuant to which such recipient agrees to be bound by the provisions of this Section 11.11.

      11.12 Equitable Relief. Each Partner agrees that there will be irreparable Damage to the other Partners if the provisions of Section 11.11 are not specifically enforced or if a breach or anticipated breach of any of such provisions is not enjoined. If a Partner which is required by this Agreement to perform an act pursuant to any of such provisions fails to perform any of such provisions, the other Partner may institute and maintain proceedings in any court of competent jurisdiction to compel the specific performance of such provisions. In addition, if any Partner breaches any of such provisions (or if a breach is reasonably anticipated), any other Partner may institute and maintain proceedings in any court of competent jurisdiction to enjoin any such breach or anticipated breach, and may obtain an injunction against such breach or reasonably anticipated breach. The prevailing Partner in any litigation pursuant to this Section 11.12 shall be entitled to recover from the non-prevailing Partner all of its costs paid or incurred in connection therewith. The Partners expressly waive any requirement under applicable law or court that a party post a bond or security to initiate or maintain an action under this Section 11.12. To the extent that any such waiver is ineffective, the Partners hereby express their interest that the amount of any such bond or security be nominal.

      11.13 Currency. All references to dollar amounts in this Agreement are in United States currency.

CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

      IN WITNESS WHEREOF, the parties hereby have executed this Agreement as of the day and year first above written.

                                            DELL CREDIT COMPANY LLC., a Delaware
                                            limited liability company

                                            By:   /s/ J. Kevin Nater
                                                --------------------------------

                                            Name: J. Kevin Nater

                                            Title:  Chairman of the Board


                                            DELL DFS CORPORATION, a Delaware
                                            corporation

                                            By:   /s/ Brian P. MacDonald
                                                --------------------------------

                                            Name: Brian P. MacDonald

                                            Title: Vice President and Treasurer


                                            CIT DFS INC., a Delaware corporation

                                            By:   /s/ Jeffrey D. Simon
                                                --------------------------------

                                            Name: Jeffrey D. Simon

                                            Title: President

CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

                                   SCHEDULE 1

                   Addresses And Facsimile Numbers For Notice

   Partner/Affiliate                         Address                                      Facsimile Number
   -----------------                         -------                                      ----------------

Dell Credit Company LLC                One Dell Way                                          512-728-8252
                                       Round Rock, Texas 78682

                                       Attention:        President

Dell DFS Corporation                   One Dell Way                                          512-283-9501
                                       Round Rock, Texas 78682

                                       Attention: Treasurer

                                       With a copy to:

                                       One Dell Way
                                       Round Rock, Texas 78682

                                       Attention:  General Corporate Counsel                 512-728-3773


CIT Group Inc.                         1 CIT Drive                                           973-740-5087
                                       Livingston, NJ 07039

                                       Attention: Heidi H. Smith
                                       Vice President
                                       Associate Chief Counsel

                                       With a copy to:

                                       Wachtell, Lipton, Rosen & Katz
                                       51 West 52nd Street
                                       New York NY 10019

                                       Attention:  Trevor S. Norwitz, Esq.                   212-403-2000

CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

                                   SCHEDULE 2
                               BUYOUT PRICE MATRIX
                                  (in millions)

The Buyout Price shall be the number set forth opposite the amount of Look Back Income determined pursuant to Section 8.3(b)(ii) of this Agreement.

      Look Back Income                Buy Out Price              Look Back Income               Buyout Price
      ----------------                -------------              ----------------               ------------
                                                                        $ *                         $223
                                                                        $ *                         $226
             $ *                          $100                          $ *                         $229
             $ *                          $103                          $ *                         $232
             $ *                          $106                          $ *                         $235
             $ *                          $109                          $ *                         $238
             $ *                          $112                          $ *                         $241
             $ *                          $115                          $ *                         $244
             $ *                          $118                          $ *                         $247
             $ *                          $121                          $ *                         $250
             $ *                          $124                          $ *                         $253
             $ *                          $127                          $ *                         $256
             $ *                          $130                          $ *                         $259
             $ *                          $133                          $ *                         $262
             $ *                          $136                          $ *                         $265
             $ *                          $139                          $ *                         $268
             $ *                          $142                          $ *                         $271
             $ *                          $145                          $ *                         $274
             $ *                          $148                          $ *                         $277
             $ *                          $151                          $ *                         $280
             $ *                          $154                          $ *                         $283
             $ *                          $157                          $ *                         $286
             $ *                          $160                          $ *                         $289
             $ *                          $163                          $ *                         $292
             $ *                          $166                          $ *                         $295
             $ *                          $169                          $ *                         $298
             $ *                          $172                          $ *                         $301
             $ *                          $175                          $ *                         $304
             $ *                          $178                          $ *                         $307
             $ *                          $181                          $ *                         $310
             $ *                          $184                          $ *                         $313
             $ *                          $187                          $ *                         $316
             $ *                          $190                          $ *                         $319
             $ *                          $193                          $ *                         $322
             $ *                          $196                          $ *                         $325

--------
* This portion has been redacted pursuant to a confidential treatment request.

CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.

      Look Back Income                Buy Out Price              Look Back Income               Buyout Price
      ----------------                -------------              ----------------               ------------
             $ *                          $199                          $ *                         $328
             $ *                          $202                          $ *                         $331
             $ *                          $205                          $ *                         $334
             $ *                          $208                          $ *                         $337
             $ *                          $211                          $ *                         $340
             $ *                          $214                          $ *                         $343
             $ *                          $217                          $ *                         $345
             $ *                          $220                          $ *                         $345

--------
* This portion has been redacted pursuant to a confidential treatment request.

CONFIDENTIAL TREATMENT REQUESTED BY CIT GROUP INC.